Exhibit 99.1

Intrexon Appoints Geno Germano to New Role of President

Germantown, MD, May 17, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the appointment of Geno Germano to the new role of President of Intrexon effective June 1, 2016, reporting to Chairman and Chief Executive Officer Randal J. Kirk. As President, Mr. Germano will help lead Intrexon’s management team and commercialization efforts utilizing the Company’s technology platform for biologically-based solutions across a broad range of industries. Each of Intrexon’s five sectors and the office of the Chief Operating Officer will report to Mr. Germano.

Randal J. Kirk, Intrexon’s Chairman and Chief Executive Officer, stated, “As the company has scaled operationally – and proven its ability to do so, contributing value in numerous product classes across multiple industries – it has become apparent to our board of directors that we also need top-flight organizational leadership in order to fulfill our full promise. I therefore am pleased today to announce that Geno Germano will serve as our company’s President. Geno is one of the most talented, experienced and capable senior executives in the life sciences industries today but, more than that, he is a person I can work well with and one who can lead our teams on to ever greater heights.”

Mr. Kirk continued, “In the role of President, Geno will assume primary responsibilities in overseeing our sectors - Health, Food, Energy, Consumer and Environment – with each, in addition to the office of the COO, reporting directly to him. Over time, our goal is to broaden Geno’s role eventually succeeding me as CEO, at which time I would become Executive Chairman, a position that will remain a fulltime commitment yet allow me to focus on the broader causes that drive our opportunities. On behalf of our entire team, we welcome Geno and eagerly anticipate his leadership.”

Mr. Germano brings to Intrexon over 30 years of experience in the pharmaceutical industry and a consistent track record of improving operating performance and increasing shareholder value across a broad range of leadership roles in therapeutic categories and global markets at Pfizer, Wyeth and Johnson & Johnson. Most recently as Group President of Pfizer’s Global Innovative Pharma Business, he led a growing global $14 billion business with market-leading medicines and a broad portfolio of late-stage development candidates in several therapeutic areas including cardiovascular, metabolic disease, neuroscience, inflammation, immunology, and rare diseases. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee focused on maximizing the return on research and development investment across the Pfizer portfolio. Previously, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets, as well as held responsibility for driving P&L growth and pipeline value through disciplined portfolio management. In addition, while in this role he directed the integration of Wyeth and Pfizer Specialty Care and Vaccines Businesses and developed top talent within the organization focusing on the leadership team.

Prior to joining Pfizer, Mr. Germano also held numerous executive and leadership roles at Wyeth Pharmaceuticals including President of Wyeth U.S., where he was responsible for delivery of operational results across four business units, as well as President of its Global Pharmaceutical and Women’s Healthcare Business. He is a member of the Group of Fifty (G50) and serves on the Board of the Biotechnology Innovation Organization, as well as on the Advisory Board of the Healthcare Businesswomen’s Association and as a Trustee of the Albany College of Pharmacy where he received his Bachelor of Science degree in Pharmacy.

“There is incredible potential to leverage the capability of Intrexon’s technology and ability to engineer biology toward game changing approaches and new solutions across health, food, energy, environment and consumer markets to make meaningful advances in our world,” said Mr. Germano. “I look forward to leading the team toward continued progress and growth in its breadth of programs in each of these sectors.”

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com